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EXHIBIT 99.7

                               PETSEC ENERGY LTD
                                ACN 000 602 700


16 June 2000



               PETSEC ENERGY INC REACHES AGREEMENT WITH CREDITORS


Sydney, Australia - Petsec Energy Ltd (ASX: PSA and OTC BB: PSJEY) today announced that its wholly owned USA subsidiary, Petsec Energy Inc., has reached agreement with the unsecured creditors committee to sell Petsec Energy Inc. or all of its assets. The unsecured creditors committee was appointed following the Chapter 11 filing by Petsec Energy Inc. on April 13, 2000. Subject to approval by the Bankruptcy Court presiding over Petsec Energy Inc.'s Chapter 11 proceedings, Houlihan Lokey Howard & Zukin Capital, L.P. will be managing the divestiture process for Petsec Energy Inc. and the unsecured creditors committee.

Houlihan Lokey will be distributing an information memorandum describing the assets of Petsec Energy Inc. to potential interested parties. All sale transactions will be subject to the approval of the Bankruptcy Court.

Petsec Energy Inc. anticipates filing a Plan of Reorganisation which contemplates an agreed distribution of the sale proceeds to the creditors, the equity owner and certain of Petsec Energy Inc.'s senior management team in the USA. A copy of the term sheet which sets out the contemplated distribution follows.

Petsec is an independent oil and gas exploration and production company operating in the shallow waters of the US Gulf of Mexico. The Company's corporate office is in Sydney, Australia. Field operations are managed in the US from Lafayette, Louisiana.

All inquiries concerning the divestiture of Petsec Energy Inc.'s assets should be directed to the following professionals at Houlihan Lokey:

Andrew B. Miller, Managing Director
Matthew R. Niemann, Vice President
Brett A. Lowrey, Associate
Houlihan Lokey Howard & Zukin Capital, L.P.
(310) 553-8871 (phone) (310) 553-4024 (fax) 1930 Century Park West Los Angeles,
CA 90067-6802


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All other inquiries concerning Petsec should be directed to:

In Australia:                              In USA:

Terry Fern, Managing Director              Ross Keogh, Chief Financial Officer
Petsec Energy Ltd                          Petsec Energy Ltd
(61) 2 9247 4605 (phone)                   (337) 989 1942 (phone)
(61) 2 9251 2410 (fax)                     (337) 989 7271 (fax)
Level 13, Gold Fields House                143 Ridgeway Drive, Suite 113
1 Alfred Street, Sydney NSW 2000           Lafayette, Louisiana 70503-3402




 Company information is available at Petsec's website http://www.petsec.com.au
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1.    Information in this report which relates to hydrocarbon reserves is based on information compiled by a person qualified in accordance with Listing Rule 5.11 and accurately reflects the information compiled by that person.

2. Certain statements in this report regarding future expectations and plans of the Company may be regarded as "forward-looking statements" within the meaning of Section 27A of the USA Securities Act of 1933 and Section 21E of the USA Securities Exchange Act of 1934. Although the Company believes that its expectations and plans are based upon reasonable assumptions, it can give no assurance that its goals will be met. Actual results may vary significantly from those anticipated due to many factors, including oil and gas prices, operating hazards, drilling risks, environmental risks and uncertainties in interpreting engineering and other data relating to oil and gas reservoirs, as well as other risks discussed in the Company's SEC filings.